Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 58405XAE6

CREDIT AGREEMENT

dated as of

April 30, 2007

among

MEDCO HEALTH SOLUTIONS, INC.,

as Borrower

THE LENDERS AND ISSUING BANK

PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent

CITICORP NORTH AMERICA, INC.

and

JPMORGAN CHASE BANK, N.A.

as Co-Syndication Agents

MIZUHO CORPORATE BANK, LTD.

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

as Documentation Agents

BANC OF AMERICA SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

TABLE OF CONTENTS

SCHEDULES:

Schedule 2.01	Commitments
Schedule 2.03	Existing Letters of Credit
Schedule 3.01(a)	Subsidiaries
Schedule 3.01(b)	Borrower Information
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.06	Restrictive Agreements

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Certificate of Non-Bank Status
Exhibit C	Form of Committed Loan Notice
Exhibit D	Form of Swingline Loan Notice
Exhibit E	Form of Letter of Credit Request
Exhibit F	Form of Interest Election Request
Exhibit G-1	Form of Promissory Note for Revolving Credit Loans
Exhibit G-2	Form of Promissory Note for Term Loan
Exhibit H-1	Form of Opinion of Borrower’s External Counsel
Exhibit H-2	Form of Opinion of Borrower’s Internal Counsel
Exhibit I	Form of Accountant’s Certificate
Exhibit J	Form of Guaranty

CREDIT AGREEMENT, dated as of April 30, 2007, among MEDCO HEALTH SOLUTIONS, INC., a Delaware corporation, the Lenders and Issuing Banks from time to time party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders are willing to make available to the Borrower, the credit facilities described in this Agreement upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Commitment Lender” has the meaning assigned to such term in Section 2.19(d).

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders and the Issuing Banks hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account, as set forth in Section 9.01 or as the Administrative Agent may from time to time notify to the Borrower and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning assigned to such term in Section 2.13(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Agents” means, collectively, the Administrative Agent, each Co-Syndication Agent and each Documentation Agent.

“Agreement” means this Credit Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.

“Applicable Commitment Fee Rate” means, with respect to the Revolving Credit Commitments, for any period, the applicable percentage per annum equal to the percentage set forth below determined by reference to the category containing the highest (except as set forth below) of (a) the Credit Rating from S&P, (b) the Credit Rating from Moody’s and (c) the Credit Rating from Fitch, in each case as in effect from time to time during such period:

Credit Rating (S&P/Moody’s/Fitch)	Applicable Commitment Fee Rate
Category 1: A- or better / A3 or better / A- or better	0.070%
Category 2: BBB+ / Baa1 / BBB+	0.080%
Category 3: BBB / Baa2 / BBB	0.100%
Category 4: BBB- / Baa3 / BBB-	0.125%
Category 5: BB+ or worse / Ba1 or worse / BB+ or worse	0.150%

provided, that:

(a) if the Borrower shall maintain Credit Ratings from each of the three Credit Rating Agencies and such Credit Ratings are all (or any combination of such Credit Ratings are) split among the foregoing categories (i) by no more than a one category differential, then the Applicable Commitment Fee Rate at such time shall be set at the highest of such categories, (ii) by more than a one category differential, and two of the foregoing Credit Ratings are equivalent with the third being lower, then the Applicable Commitment Fee Rate at such time shall be set at the highest of such categories or (iii) by a category differential other than as set forth in either of clauses (i) or (ii) above, then the Applicable Commitment Fee Rate shall be one category lower than the highest of such categories;

(b) if the Borrower shall maintain Credit Ratings from (i) only two of the Credit Rating Agencies, then the higher of such two Credit Ratings shall apply unless such Credit Ratings are split by more than a one category differential, in which case the Applicable Commitment Fee Rate shall be one category lower than that corresponding to the higher of the two Credit Ratings, (ii) only one of the Credit Rating Agencies, then that single Credit Rating shall apply or (iii) none of the Credit Rating Agencies, then the Applicable Commitment Fee Rate shall be 0.150%;

(c) if the Credit Ratings established by any Credit Rating Agency shall be changed (other than as a result of a change in the rating system of such Credit Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(f) or otherwise;

(d) each change in the Applicable Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; and

(e) if the rating system of any Credit Rating Agency shall change, or if any such Credit Rating Agency (including any successor to its credit rating agency business) shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Credit Rating Agency (including any successor to its credit rating agency business) and, pending the effectiveness of any such amendment, the Applicable Commitment Fee Rate shall be determined using the S&P, Moody’s or Fitch Credit Rating, as the case may be, most recently in effect prior to such changed rating system or cessation.

For the purposes of this definition, the highest Credit Ratings from the Credit Rating Agencies shall be category 1 Credit Ratings set forth above, and the lowest Credit Ratings from the Credit Rating Agencies shall be category 5 Credit Ratings set forth above.

“Applicable Interest Rate Margin” means, with respect to any Term Loans and Revolving Credit Loans comprising Base Rate Loans or Eurodollar Loans, the applicable percentage per annum equal to the percentage set forth below, determined by reference to the category containing the highest of (a) the Credit Rating from S&P, (b) the Credit Rating from Moody’s and (c) the Credit Rating from Fitch, in each case corresponding to such Base Rate Loan (as in effect on the day such Base Rate Loan is made) or Eurodollar Loan (as in effect on the first day of the corresponding Interest Period):

	Term Loans		Revolving Credit Loans
Credit Rating (S&P/Moody’s/Fitch)	Base Rate Loans	Eurodollar Loans	Base Rate Loans	Eurodollar Loans (Letters of Credit)
Category 1: A- or better / A3 or better / A- or better	0.00%	0.35%	0.00%	0.35%
Category 2: BBB+ / Baa1 / BBB+	0.00%	0.40%	0.00%	0.40%
Category 3: BBB / Baa2 / BBB	0.00%	0.45%	0.00%	0.45%
Category 4: BBB- / Baa3 / BBB-	0.00%	0.60%	0.00%	0.60%
Category 5: BB+ or worse / Ba1 or worse / BB+ or worse	0.00%	0.75%	0.00%	0.75%

provided, that:

(a) if the Borrower shall maintain Credit Ratings from each of the three Credit Rating Agencies and such Credit Ratings are all (or any combination of such Credit Ratings are) split among the foregoing categories (i) by no more than a one category differential, then the Applicable Interest Rate Margin at such time shall be set at the highest of such categories, (ii) by more than a one category differential, and two of the foregoing Credit Ratings are equivalent with the third being lower, then the Applicable Interest Rate Margin at such time shall be set at the highest of such categories or (iii) by a category differential other than as set forth in either of clauses (i) or (ii) above, then the Applicable Interest Rate Margin shall be one category lower than the highest of such categories;

(b) if the Borrower shall maintain Credit Ratings from (i) only two of the Credit Rating Agencies, then the higher of such two Credit Ratings shall apply unless such Credit Ratings are split by more than a one category differential, in which case the Applicable Interest Rate Margin shall be one category lower than that corresponding to the higher of the two Credit

Ratings, (ii) only one of the Credit Rating Agencies, then that single Credit Rating shall apply or (iii) none of the Credit Rating Agencies, then the Applicable Interest Rate Margin shall be 0.00% or 0.75% with respect to any Base Rate Loans or Eurodollar Loans, respectively, at such time;

(c) if the Credit Ratings established by any Credit Rating Agency shall be changed (other than as a result of a change in the rating system of such Credit Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(f) or otherwise;

(d) each change in the Applicable Interest Rate Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; and

(e) if the rating system of any Credit Rating Agency shall change, or if any such Credit Rating Agency (including any successor to its credit rating agency business) shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Credit Rating Agency (including any successor to its credit rating agency business) and, pending the effectiveness of any such amendment, the Applicable Interest Rate Margin shall be determined using the S&P, Moody’s or Fitch Credit Rating, as the case may be, most recently in effect prior to such changed rating system or cessation.

For the purposes of this definition, the highest Credit Ratings from the Credit Rating Agencies shall be category 1 Credit Ratings set forth above, and the lowest Credit Ratings from the Credit Rating Agencies shall be category 5 Credit Ratings set forth above.

“Applicable Percentage” means, with respect to any Lender’s Revolving Credit Commitment or Term Loan Commitment, the percentage (expressed as a decimal, carried out to nine (9) decimal places) of the Lenders’ total Revolving Credit Commitments or total Term Loan Commitments, as the case may be, represented by such Lender’s applicable Commitment. If the Revolving Credit Commitments or Term Loan Commitments have respectively terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments or Term Loan Commitments, respectively, most recently in effect, giving effect to any permitted assignments made pursuant to Section 9.04.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Term Loan Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the Issuing Banks and (ii) if any Letters of Credit have been issued pursuant to Section 2.05, the Revolving Credit Lenders and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means with respect to any Lender, a Fund managed or administered by such Lender, an Affiliate of such Lender or an entity or an Affiliate of an entity that administers or manages such Lender.

“Arrangers” means, collectively, Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means, with respect to the Revolving Credit Facility, from and including the Effective Date to, but excluding, the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.08 and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the Issuing Banks to make L/C Extensions pursuant to Article VII.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. “Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Medco Health Solutions, Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means an advance of (a) Revolving Credit Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans or (c) a Swingline Loan, as applicable.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which, if in writing, shall be in the form of a Committed Loan Notice.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of the Borrower and its Subsidiaries under GAAP.

“Capital Lease Obligations” means the obligations of the Borrower or its Subsidiaries to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Obligation” means, any direct or indirect liability, contingent or otherwise, of the Borrower or its Subsidiaries in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, purchasing card obligations and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Certificate of Non-Bank Status” means a certificate substantially in the form of Exhibit B.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (each within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) not an Affiliate of the Borrower of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) the occurrence of a “Change of Control” as defined in the Senior Notes Indenture.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Revolving Credit Loans, Term Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means any of the Revolving Credit Commitments and Term Loan Commitments.

“Commitment Increase Date” has the meaning assigned to such term in Section 2.01(c).

“Commitment Letter” has the meaning assigned to such term in Section 9.03.

“Committed Loan Notice” means a notice of a Term Borrowing or a Revolving Credit Borrowing which shall be substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (A) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (1) the aggregate amount of Consolidated Interest Expense for such period, (2) the aggregate provision for federal, state, local or foreign taxes based on income or profits for such period, (3) all amounts attributable to depreciation, amortization (including amortization of goodwill or other intangible assets) or impairment of goodwill or other intangible assets for such period, (4) any extraordinary or non-recurring non-cash charges for such period (provided, however, that cash expenditures in respect of charges added back pursuant to this clause (4) shall be deducted in determining Consolidated EBITDA for the period during which such expenditures are made), (5) the aggregate amount of all non-cash compensation charges incurred during such period arising from the grant of or the issuance of stock, stock options or other equity awards, and (6) the aggregate amount of any extraordinary losses (less extraordinary gains) plus any loss (less any gains) realized by the Borrower or any of its Subsidiaries in connection with any dispositions that occur during the applicable period and minus (B) any extraordinary or non-recurring non-cash gains for such period.

“Consolidated Interest Expense” means, for any period, the amount of interest expense reflected on the consolidated statement of income of the Borrower and its Subsidiaries for such period in conformity with GAAP.

“Consolidated Net Income” means, for any period, the amount of net income reflected on the consolidated statement of income of the Borrower and its Subsidiaries for such period in conformity with GAAP.

“Consolidated Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity at such date.

“Consolidated Total Debt” means, as of the date of determination, the aggregate amount of Indebtedness reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date in conformity with GAAP, plus, without duplication, “synthetic leases”, letters of credit (but only to the extent drawn and not reimbursed) and the aggregate amount advanced (whether in the form of capital or principal, including any capitalized yield thereon) which is outstanding under the Securitization.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agent” means each of Citicorp North America, Inc. and JPMorgan Chase Bank, N.A., in their capacities as Co-Syndication Agents hereunder.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Rating” means the Borrower’s long-term senior unsecured non-credit enhanced debt rating.

“Credit Rating Agencies” means each of S&P, Moody’s and Fitch.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder on the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Documentation Agents” means each of Mizuho Corporate Bank, Ltd. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch in their capacities as Documentation Agents hereunder.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the first date on which the conditions set forth in Section 4.01 have been satisfied (or waived in accordance with Section 9.02) and this Agreement shall have become effective in accordance with its terms.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate or Approved Fund of any Lender, in each case engaged in making, purchasing and holding commercial loans and similar extensions of credit in the ordinary course of its business, (c) any financial institution or other entity, in each case engaged in making, purchasing and holding commercial loans and similar extensions of credit in the ordinary course of its business, (d) any commercial bank, or (e) any other Person (other than a natural Person) acceptable to the Administrative Agent and the Borrower.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests issued by such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

For purposes of this definition, “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or profits by reason of any connection between, as applicable, the Administrative Agent or such Lender or any other party entitled to receive payment hereunder and the relevant taxing jurisdiction, including, without limitation, a connection arising from such other Person being or having been a citizen, domiciliary, or resident of such jurisdiction, being organized in such jurisdiction, or having or having had a permanent establishment, branch or other fixed place of business therein, but excluding a connection arising solely from such Person having executed, delivered, performed its obligations or received any payment under this Agreement, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.16 (d) any Taxes imposed by reason of the Administrative Agent, such Lender or such other party treated as a “conduit” under U.S. Treasury Regulation Section 1.881-3 or applicable successor provision and

(e) any Taxes that are attributable to the Administrative Agent’s, such Lender’s or such other party’s failure to deliver the forms required by Section 2.16(e).

“Executive Officer” means the chief executive officer, the chief financial officer, the general counsel, the chief accounting officer, the controller, the treasurer or any other “officer” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of the Borrower.

“Existing Credit Agreement” means the Credit Agreement, dated as of August 18, 2005, among the Borrower, the lenders and issuing bank party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified from time to time prior to the date hereof.

“Existing Letters of Credit” means those certain letters of credit issued prior to the Effective Date for the account of the Borrower or its Subsidiaries and listed on Schedule 2.03.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.19(a).

“Extending Lender” has the meaning assigned to such term in Section 2.19(b).

“Extension Date” has the meaning assigned to such term in Section 2.19(a).

“Facilities” means the Revolving Credit Facility and the Term Loan Facility.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, each letter agreement entered into by Borrower with any of the Administrative Agent and the Arrangers with respect to the payment of fees by the Borrower in connection with the Facilities.

“Financial Officer” means the chief financial officer, the principal accounting officer, the treasurer and the controller of the Borrower.

“Fitch” means Fitch Ratings or any successor rating agency business thereof.

“Foreign Lender” means any Lender that is not a “United States person” (as such term is defined in Section 7701(a)(3) of the Code).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or has been formed for the purpose of being) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, or any security for such Indebtedness or other obligation, (b) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” means (i) the Obligations, (ii) all Cash Management Obligations owing to the Administrative Agent, any Lender or any of their respective Affiliates and (iii) all Hedging Obligations owing to one or more Hedging Creditors, in each case to the extent constituting a monetary payment obligation.

“Guaranteed Parties” means (i) the Administrative Agent, (ii) each Lender, (iii) each Issuing Bank, (iv) each Indemnitee, (v) the Administrative Agent, each Lender and each of their respective Affiliates in respect of any Cash Management Obligation owing to it, (vi) each Hedging Creditor in respect of any Hedging Obligation owing to it and (vii) any other holder of a Guaranteed Obligation.

“Guaranty” means each Guaranty, if any, executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit J, as the same may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Contract” means any Swap Agreement designed to alter the risk exposure of the Borrower or any Subsidiary with respect in interest rates, currency values, equity prices or commodity prices.

“Hedging Creditor” means the Administrative Agent, any Lender or any of their respective Affiliates from time to time party to one or more Hedging Contracts with the Borrower or any of its Subsidiaries (even if the Administrative Agent or any such Lender for any reason ceases after the execution of such agreement to be a party hereto), and its successors and assigns, and “Hedging Creditors” means any two (2) or more of them, collectively.

“Hedging Obligations” of any Person means all obligations (including any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any bankruptcy or insolvency proceeding) of such Person in respect of any Hedging Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.01(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, rebates to customers and vendors and other accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (e) shall, in the event that such Indebtedness is limited recourse to such property (without recourse to such Person), for purposes of this Agreement, not exceed the greater of the book value or the fair market value of such property subject to such Lien, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of the face amount of letters of credit and letters of guarantee, (i) all obligations, contingent or otherwise, of such Person in respect of the face amount of bankers’ acceptances, (j) Off-Balance Sheet Liabilities and (k) all aggregate principal component amounts advanced to such Person and outstanding under any accounts receivable securitization; provided, that Indebtedness shall not include deferred tax liabilities, employee and retiree benefit obligations or endorsements for collection or deposit in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Insurance Subsidiary” means each Subsidiary of the Borrower that engages primarily in insurance-related activities that are connected with the business of the Borrower or one or more of its Subsidiaries (including in connection with the Medicare Part D prescription drug benefit program) and identified in writing by the Borrower to the Administrative Agent as an “Insurance Subsidiary.”

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swingline Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, or, to the extent available from each Appropriate Lender, one week, two weeks, nine months or twelve months thereafter, in all cases as selected by the Borrower in its Committed Loan Notice; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment Grade Ratings” means Credit Ratings of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument, provided, that each such document, agreement and instrument is clearly identified as an “Issuer Document” and entered into by the Issuing Bank issuing such Letter of Credit and the Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means each of Bank of America, N.A. and JPMorgan Chase Bank, N.A., in its capacity as an issuer of Letters of Credit hereunder, or a successor issuer of Letters of Credit hereunder as agreed to by the Borrower and the Administrative Agent. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Exposure” means, at any time, the L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank issuing such Letter of Credit.

“Letter of Credit Fee” has the meaning assigned to such term in Section 2.11(b).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $500,000,000 and (b) the Revolving Credit Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. The filing of a Uniform Commercial Code financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien does not constitute a Lien solely on account of being filed in a public office.

“Loan” means any loan made by a Lender to the Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, each Promissory Note, the Commitment Letter (solely for purposes of Section 9.03), the Fee Letters, the Guaranty and, to the extent expressly designated as a “Loan Document” by the Borrower and the Administrative Agent, each certificate, agreement or document executed by the Borrower or any Subsidiary Guarantor and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Parties” means the Borrower and each Subsidiary Guarantor.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document subject to applicable cure and grace periods or (c) the validity and enforceability of this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or net termination payment obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding (a) for purposes of clause (f) of Article VII, $100,000,000, and (b) for purposes of clause (g) of Article VII, $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means, subject to the provisions of Section 2.19, (a) with respect to the Revolving Credit Facility, the Revolving Credit Maturity Date, and (b) with respect to the Term Loan Facility, the Term Loan Maturity Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-Replaced Lender” has the meaning assigned to such term in Section 2.19(e).

“Notice Date” has the meaning assigned to such term in Section 2.19(b).

“Obligations” means the Loans, the L/C Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuing Bank, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guarantee, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guarantee or other instrument or for the payment of money, including all letter of credit and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement or any other Loan Document, and all obligations of the Borrower under any Loan Document to provide cash collateral for L/C Obligations.

“Off-Balance Sheet Liability” of a Person shall mean (i) any liability under any Sale and Leaseback or any lease leaseback transaction which is not a Capital Lease Obligation and (ii) any liability under any so called “synthetic lease” transaction entered into by such Person.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning set forth in Section 9.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges, levies or claims that are not yet delinquent or which are being contested in compliance with clauses (a) and (b) of Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens arising by operation of law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with clauses (a) and (b) of Section 5.04;

(c) Liens arising, and deposits made, in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens incurred or deposits made to secure the performance of bids, tenders, trade contracts, government contracts, leases, statutory obligations, surety, indemnity, release and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Article VII;

(f) any interest or title of a lessor under an operating lease entered into in the ordinary course of business, or any statutory and common law landlord Liens;

(g) Liens arising out of consignment or similar arrangements for sales of goods entered into in the ordinary course of business;

(h) easements, ground leases, zoning restrictions, building codes, rights-of-way, minor defects and irregularity in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(i) licenses of patents, trademarks or other intellectual property rights granted by the Borrower or its Subsidiaries in the ordinary course of business;

(j) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights, in each case incurred in the ordinary course of business;

(k) leases or subleases granted to third persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and not materially detracting from the value of the property subject to such lease or sublease; and

(l) the replacement, extension or renewal of any Lien permitted hereunder; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property subject thereto prior to such replacement, extension or renewal;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 5.01.

“Promissory Note” means a Term Loan Note or a Revolving Credit Note, as the context may require.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Receivables and Related Assets” means accounts receivable (including any rebate receivables) and any related underlying contractual rights, and solely to the extent evidencing, constituting or relating to such assets or proceeds thereof, each of the following: instruments, chattel paper, obligations, general intangibles, deposit accounts and other similar assets, including interests in returned merchandise or returned goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

“Register” has the meaning set forth in Section 9.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Class Lenders” means, at any time, (a) with respect to the Revolving Credit Facility, the Required Revolving Credit Lenders or (b) with respect to the Term Loan Facility, the Lenders holding more than 50% of the principal amount of the Term Loans at such time. A Defaulting Lender shall not be included in the calculation of “Required Class Lenders.”

“Required Lenders” means, at any time, Lenders having more than 50% in total of (a) the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the aggregate Revolving Credit Exposure and (b) the principal amount of the Term Loans then outstanding. A Defaulting Lender shall not be included in the calculation of “Required Lenders.”

“Required Revolving Credit Lenders” means, at any time, the Revolving Credit Lenders having more than 50% of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date (or if earlier, any other date on which the Revolving Credit Commitments have been terminated), the aggregate Revolving Credit Exposure at such time. A Defaulting Lender shall not be included in the calculation of “Required Revolving Credit Lenders.”

“Responsible Officer” means the chief executive officer, president, or any Financial Officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Revolving Credit Commitments as of the Effective Date is $2,000,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and participations in Swingline Loans and L/C Exposure.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Facility Increase” has the meaning assigned to such term in Section 2.01(c).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loans” has the meaning assigned to such term in Section 2.01(b).

“Revolving Credit Maturity Date” means the later of (a) the earlier of (i) April 30, 2012 and (ii) the date of the optional prepayment in full of the Revolving Loans and cancellation by the Borrower of the Lenders’ total Revolving Credit Commitments and (b) if maturity of the Revolving Credit Facility is extended pursuant to Section 2.19, such applicable extended Maturity Date thereunder.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swingline Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit G-1.

“Sale and Leaseback” means any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, to which the Borrower or any of its Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as a guarantor or other surety and which the Borrower has sold or transferred or is to sell or to transfer to any other Person (other than any of its Subsidiaries).

“S&P” means Standard & Poor’s or any successor rating agency business thereof.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securitization” means the program under which the Borrower and the Securitization SPV securitize Receivables and Related Assets entered into among the Borrower, the Securitization SPV and the other parties thereto on or before the Effective Date, as the same may be amended, supplemented, modified or replaced from time to time in accordance herewith.

“Securitization Documents” means the Amended and Restated Receivables Purchase Agreement, dated as of September 22, 2003, by and among the Securitization SPV, as Seller, the Borrower, as Servicer, each Person party thereto as a Conduit Purchaser or Committed Purchaser, Citicorp North America, Inc. and Bank One, NA (Main Office Chicago), as Managing Agents, and Citicorp North America, Inc., as Administrative Agent, as amended on June 15, 2004, and as further amended on June 24, 2004, and as extended on June 25, 2004, the Receivables Purchase and Contribution Agreement, dated as of August 8, 2003, between the Borrower, as Originator and Servicer, and the Securitization SPV, as Buyer, and each other document or agreement entered into pursuant thereto with respect to the Securitization, and as such documents may be amended, supplemented, modified or refinanced from time to time and any replacements thereto.

“Securitization SPV” means Medco Health Receivables, LLC, a bankruptcy-remote Subsidiary of the Borrower established pursuant to the Securitization or any other Subsidiary designated as the Securitization SPV for the purposes of the Securitization Documents.

“Senior Notes Indenture” means the Indenture, dated as of August 12, 2003, between the Borrower, as issuer, and U.S. Bank Trust National Association, as trustee, with respect to the Borrower’s 7.25% senior notes due August 15, 2013 issued in an aggregate principal amount of $500,000,000.

“Share Repurchase Program” means the Borrower’s Share Repurchase Program as described in it filings made with the SEC.

“Significant Subsidiary” means, at any time, a Subsidiary that has or represents at least 5% of (a) the consolidated gross revenues of the Borrower and its Subsidiaries for the fiscal year then most recently ended and/or (b) the consolidated assets of the Borrower and its Subsidiaries as of the last day of the fiscal year then most recently ended; provided, that if a combination of Subsidiaries would, on a combined basis, represent at least 5% of either of the foregoing amounts, then each such Subsidiary shall be deemed a “Significant Subsidiary” for the purposes hereof.

“Solvent” means, with respect to any Person, that as of the date of determination (a) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its property, at a present fair valuation on a going concern basis; (b) the fair saleable value of the property on a going concern basis of such Person is not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured; (c) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that (at the Borrower’s election) becomes a party to the Guaranty pursuant to Section 5.09.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Lender” means Bank of America, N.A., in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit D.

“Swingline Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Revolving Credit Facility. The Swingline Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Lender” means (a) at any time on or prior to the Effective Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Effective Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Loan Facility.

“Term Loan Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term Loan Commitments as of the Effective Date is $1,000,000,000.

“Term Loan Facility” means, at any time, (a) on or prior to the Effective Date, the aggregate amount of the Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Loan Maturity Date” means the later of (a) the earlier of (i) April 30, 2012 and (ii) the date of the optional prepayment in full of the Term Loan Facility and (b) if maturity of the Term Loan Facility is extended pursuant to Section 2.19, such applicable extended Maturity Date thereunder.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit G-2.

“Third-Party Claim” has the meaning assigned to such term in Section 9.03(b).

“Total Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Credit Commitment and Term Loan Commitment, including any increase pursuant to Section 2.01(c).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swingline Loans and L/C Obligations.

“Transactions” means the execution, delivery and performance of the Loan Documents by the Loan Parties party thereto, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and all other transactions contemplated by the Loan Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.05(e).

“Unused Commitment Fee” has the meaning assigned to such term in Section 2.11(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, paragraphs, clauses, Exhibits and Schedules shall be construed to refer to, respectively, Articles, Sections paragraphs and clauses of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent of the Agreement and/or eliminate the effect of such change.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

SECTION 1.05. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Term Loans. Each Term Lender, subject to the terms and conditions set forth herein, severally and not jointly with the other Term Lenders, agrees to make on the Effective Date a single Term Loan to the Borrower in an aggregate principal amount not to exceed such Term Lender’s Term Loan Commitment. Once prepaid or repaid, no Term Loan may be re-borrowed.

(b) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender, severally and not jointly with the other Revolving Credit Lenders, agrees to make revolving credit Loans (the “Revolving Credit Loans”) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Revolving Credit Loans.

(c) Incremental Credit Extensions. The Borrower may from time to time after the Effective Date, by notice to the Administrative Agent, request one or more additional tranches of term loans (the “Incremental Term Loans”) or one or more increases in the Revolving Credit Commitments (each, a “Revolving Credit Facility Increase”); provided, however, that (i) the aggregate amount of all Incremental Term Loans and Revolving Credit Facility Increases shall not exceed $1,000,000,000, (ii) no Incremental Term Loans shall be requested later than one year prior to the Maturity Date with respect to the Term Loans, (iii) no Revolving Credit Facility Increase shall be requested later than one year prior to the Maturity Date with respect to the Revolving Credit Facility, (iv) each Incremental Term Loan and Revolving Credit Facility Increase shall be in an amount not less than $25,000,000 and (v) no more than two Incremental Term Loans and Revolving Credit Facility Increases may be requested in the aggregate in any calendar year. The Incremental Term Loans (A) shall rank pari passu in right of payment with the Revolving Credit Loans and the Term Loans, (B) shall not have a final maturity earlier than the Maturity Date with respect to the Term Loans, (C) shall have pricing (including fees, interest and original issue discount) that does not exceed the pricing for the Term Loans, and (D) except for any differences permitted hereby, the Incremental Term Loans shall have the same terms and conditions as the Term Loans. Nothing in this Agreement shall be construed to obligate the Administrative Agent, the Arrangers or any Agent or Lender to negotiate for (whether or not in good faith), solicit, provide or consent to any Incremental Term Loans or any Revolving Credit Facility Increase. The Administrative Agent shall promptly notify each Lender of each proposed Incremental Term Loan and Revolving Credit Facility Increase and of the proposed terms and conditions therefor agreed between the Borrower and the Administrative Agent. Each such Lender (and each of their Affiliates and Approved Funds) may, in its sole discretion, commit to participate in such Incremental Term Loans and Revolving Credit Facility Increases by forwarding its commitment therefor to the Administrative Agent in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall allocate, in its sole discretion but in amounts not to exceed for each such Lender the commitment received from such Lender, Affiliate or Approved Fund, the Incremental Term Loan commitments or Revolving Credit Facility Increase commitments to be made as part of such Incremental Term Loans or Revolving Credit Facility Increase, respectively, to the Lenders from which it has received such written commitments. If the Administrative Agent does not receive enough commitments from existing Lenders or their Affiliates or Approved Funds, it may, after consultation with the Borrower, allocate to Eligible Assignees any excess of the proposed amount of such Incremental Term Loans or Revolving Credit Facility Increase agreed with the Borrower over the aggregate amounts of the commitments received from existing Lenders or their Affiliates or Approved Funds. Each Incremental Term Loan and Revolving Credit Facility Increase shall become effective on a date agreed by the Borrower and the Administrative Agent (each, a “Commitment Increase Date”), which shall be in any case on or after the date of satisfaction of the conditions precedent set forth in Section 4.03. The Administrative Agent shall notify the Lenders and the Borrower, on or before 1:00 p.m., New York City time, on the day following a Commitment Increase Date of the effectiveness of an Incremental Term Loan or Revolving Credit Facility Increase, as applicable, and shall record in the Register all applicable additional information in respect of such Incremental Term Loans or Revolving Credit Facility Increase. On the

Commitment Increase Date for any Revolving Credit Facility Increase, each Lender or Eligible Assignee participating in such Revolving Credit Facility Increase shall be deemed to purchase and assume from each existing Lender having Revolving Credit Loans and participations in Letters of Credit and Swingline Loans outstanding on such Commitment Increase Date, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Applicable Percentage of the new Revolving Credit Commitments (after giving effect to such Revolving Credit Facility Increase), in the aggregate outstanding Revolving Credit Loans and participations in Letters of Credit and Swingline Loans, so as to ensure that, on the Commitment Increase Date after giving effect to such Revolving Credit Facility Increase, each Lender is owed only its Applicable Percentage of the Revolving Credit Loans and participations in Letters of Credit and Swingline Loans outstanding on such Commitment Increase Date.

SECTION 2.02. Loans and Borrowings. (a) Revolving Credit Loans. Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans from the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

(b) Term Loans. The Term Loans shall, subject as provided in Section 2.01(a), be made on the Effective Date as Borrowings from the Term Lenders in accordance with their respective Term Loan Commitments.

(c) Subject to Section 2.13, each Borrowing of Revolving Credit Loans and Term Loans shall be comprised of Base Rate Loans or Eurodollar Loans, or both, as the Borrower may request in accordance herewith. Each Swingline Loan shall be a Base Rate Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan in accordance with the terms hereof; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof. At the time that each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments, or that is required to finance the reimbursement of an L/C Borrowing as contemplated by Section 2.05(e) or the repayment of a Swingline Loan as contemplated by Section 2.09(a)(iii). Each Swingline Loan shall be in an amount that is equal to $500,000 or an integral multiple of $100,000 in excess thereof unless otherwise agreed by each Swingline Lender; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an L/C Borrowing as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurodollar Revolving Borrowings outstanding.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of a Base Rate Revolving Borrowing to finance the reimbursement of an L/C Borrowing as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Committed Loan Notice signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(1) whether such Borrowing is with respect to Revolving Credit Loans or Term Loans;

(2) the aggregate amount of the requested Borrowing;

(3) the date of such Borrowing, which shall be a Business Day;

(4) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(5) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(6) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all outstanding Swingline Loans exceeding $100,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the Revolving Credit Lenders’ total Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by telecopy substantially in the form attached as Exhibit D), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify (i) the requested date for making such Swingline Loan (which shall be a Business Day) and (ii) the amount of the requested Swingline Loan. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m., New York City time, on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m., New York City time, on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Borrowing as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans made by it which are outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear;

provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for its account and the account of one or more of its Subsidiaries, collectively), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank issuing such Letter of Credit, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank issuing such Letter of Credit) to such Issuing Bank and the Administrative Agent (at least two (2) Business Days or such later time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their reasonable discretion in advance of the requested date of issuance, amendment, renewal or extension) a notice substantially in the form attached as Exhibit E (or such other form of notice as the Administrative Agent, such Issuing Bank and the Borrower may agree) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit (and such information shall be made available by such Issuing Bank to any Revolving Credit Lender upon reasonable request). If requested by any Issuing Bank no later than upon its receipt of a notice from the Borrower requesting the issuance of a Letter of Credit from such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for such Letter of Credit. Each Letter of Credit shall be issued, amended, renewed or extended by the Issuing Banks issuing such Letter of Credit in accordance with the notice with respect thereto received from the Borrower; provided that after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $500,000,000 and (ii) the sum of the Lenders’ total Revolving Credit Exposures shall not exceed the Lenders’ total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date of the Revolving Credit Facility.

(d) Participations. By the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank issuing such Letter of Credit or the Revolving Credit Lenders, such

Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Banks, such Revolving Credit Lender’s Applicable Percentage of each L/C Borrowing made by an Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) of this Section 2.05 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any L/C Borrowing in respect of a Letter of Credit, the Borrower shall reimburse such L/C Borrowing by paying (or causing its Subsidiary that is also an account party in respect of such Letter of Credit to pay) to the Administrative Agent an amount equal to such L/C Borrowing not later than 12:00 noon, New York City time, on the date that such L/C Borrowing is made, if the Borrower shall have received notice of such L/C Borrowing prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Base Rate Revolving Borrowing (only if such L/C Borrowing is not less than $1,000,000), or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment or discharge such reimbursement obligation when due or in accordance with the prior sentence, the Administrative Agent shall notify each Revolving Credit Lender of the applicable L/C Borrowing, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the Unreimbursed Amount, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph (e) of this Section 2.05, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph (e) of this Section 2.05 to reimburse an Issuing Bank for any L/C Borrowing (other than the funding of Base Rate Revolving Credit Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Borrowing.

(f) Obligations Absolute. The Borrower’s obligation to reimburse L/C Borrowings as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Credit Lenders, the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedure and Reporting Requirements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an L/C Borrowing thereunder (and shall make such information available to any Revolving Credit Lender upon reasonable request); provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Borrowing in accordance with Section 2.05(e) after receipt of the notice from such Issuing Bank contemplated thereby. On the last Business Day of each month, each Issuing Bank shall submit to the Administrative Agent a report in reasonable detail setting forth any activity taken with respect to each Letter of Credit that it has issued at the request of the Borrower that was outstanding as of the date of the report last submitted.

(h) Interim Interest. If an Issuing Bank shall make any L/C Borrowing, then, unless the Borrower shall reimburse such L/C Borrowing in full on the date such L/C Borrowing is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Borrowing is made to but excluding the date that the Borrower reimburses such L/C Borrowing, at the rate per annum then applicable to Base Rate Revolving Credit Loans; provided that, if the Borrower fails to reimburse such L/C Borrowing when due pursuant to paragraph (e) of this Section 2.05, then the amount due shall bear interest at the applicable rate provided in Section 2.12(c). Interest accrued pursuant to paragraph (e) of this Section 2.05 shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank being replaced under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Class Lenders under the Revolving Credit Facility (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph (j) of this Section 2.05, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders and the Issuing Banks, an amount in cash equal to the L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraphs (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the monetary Obligations of the Borrower. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for L/C Borrowings for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Existing Letters of Credit. On the Effective Date (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.05 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.11(b) shall be payable as if such Existing Letters of Credit had been issued on the Effective Date, (ii) the issuers of such Existing Letters of Credit shall be deemed to be “Issuing Banks” hereunder solely for the purpose of maintaining such Existing Letters of Credit, for purposes of Section 2.16 relating to the obligation to provide the appropriate forms, certificates and statements to the Borrower and the Administrative Agent and any updates required by Section 2.16 and for purposes of Section 2.09(c) relating to the entries to be made in the Register, (iii) the face amount of such Existing Letters of Credit shall be included in the calculation of L/C Exposure and (iv) all liabilities of the Borrower with respect to such Existing Letters of Credit shall constitute Obligations. No Existing Letter of Credit converted in accordance with this clause (k) shall be amended, renewed or extended without the prior written consent of the Administrative Agent.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan committed to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (or in the case of Base Rate Loans, by 1:00 p.m.), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will immediately make available to the Borrower on the Effective Date the aggregate amount of the Term Loan so received by it from the Term Lenders as provided in Section 2.01(a), and the Administrative Agent will make any such Revolving Credit Loans available to the Borrower by promptly crediting the aggregate amounts so received from the Revolving Credit Lenders, in immediately available funds, to an account of the Borrower pursuant to instructions of the Borrower on file with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided, that Base Rate Revolving Credit Loans made to finance the reimbursement of an L/C Borrowing as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Banks.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon, New York City time, on the day of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender does not pay such corresponding amount with interest thereon upon the Administrative Agent’s demand therefor and the Administrative Agent previously made such amount available to Borrower, the Administrative Agent shall promptly notify Borrower and, if so notified, Borrower shall pay on the day it receives such notification (provided, however, that it if such day is not a Business Day or the Borrower receives such notification after 2:00 p.m., New York City time, then the Borrower shall pay on the next Business Day) such corresponding amount to the Administrative Agent at the interest rate applicable to the relevant Borrowing for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. No provision of this Section 2.06 shall relieve a Lender which is in default with respect to its obligation to fund its Commitment in accordance with this Section 2.06.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert each such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different Type options with respect to different portions of each affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings and accordingly no Swingline Borrowings may be converted or continued.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form attached as Exhibit F and signed by a Financial Officer.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02(d):

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to paragraphs (iii) and (iv) below of this Section 2.07(c) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Revolving Credit Lender or Term Lender, as applicable, of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Termination. Unless previously terminated, (i) the Revolving Credit Commitments shall terminate on the Maturity Date for the Revolving Credit Facility and (ii) the Term Loan Commitments shall terminate on the Effective Date immediately after giving effect to all Borrowings of Term Loans which are made on such date.

(b) Optional Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments to the extent that, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.10, the Revolving Credit Exposures would exceed the Revolving Credit Commitments as so terminated or reduced.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments described in paragraph (b) of this Section 2.08 delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay:

(i) in respect of Revolving Credit Loans, to the Administrative Agent for the account of each Revolving Credit Lender, the then unpaid principal amount of each Revolving Credit Loan on the Maturity Date for the Revolving Credit Facility;

(ii) in respect of Term Loans, to the Administrative Agent for the account of each Term Loan Lender, the then unpaid principal amount or each Term Loan on the Maturity Date for the Term Loan Facility; and

(iii) in respect of Swingline Loans, to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by them from the proceeds of a Revolving Borrowing or otherwise on the earlier of the Maturity Date for the Revolving Credit Facility and the date that is ten (10) Business Days after such Swingline Loan is made; provided, that on each date a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the monetary Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain at one of its offices the Register, in which it shall record (i) the names and addresses of, and the Total Commitment of, and principal amount of the Loans and L/C Borrowings owing to, each Lender, (ii) the amount of each such Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Revolving Credit Lenders (or Swingline Lender) or Term Lenders and each such Lender’s share thereof. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register, pursuant to the terms hereof, as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided, that no Lender shall be entitled to inspect the Register for the purpose of obtaining information set forth therein with respect to any other Lender. The Administrative Agent shall maintain the Register as an agent of the Borrower.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loans of any Class made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender, with respect to such Loans, a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the forms attached as Exhibit G-1 and G-2, as applicable to such Loans. Thereafter, such Loans of such Lender evidenced by such Promissory Note, and interest thereon, shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Promissory Notes in such form payable to the order of the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Optional Prepayment of Loans; Mandatory Prepayment and Termination upon Change in Control. (a) The Borrower shall have the right at any time and from time to time to prepay the Term Loans or the Revolving Credit Loans, in each case in an amount (if less than the aggregate outstanding principal amount of such Loans) equal to $10,000,000 or an integral amount of $1,000,000 in excess thereof (or such lesser amount of any Class of Loans as is then outstanding), subject to prior notice in accordance with this Section 2.10 and subject to Section 2.15. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, each Swingline Lender thereof) with respect to the Loans to be prepaid, by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Borrowing or a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice of prepayment relating to the Term Loans, the Administrative Agent shall advise the Term Lenders of the contents of such notice. Each prepayment of the Term Loans shall be applied to reduce the remaining future quarterly installment amounts thereof payable under Section 2.09(a)(ii) on a pro rata basis.

(b) Upon the occurrence of a Change in Control (i) all Loans then outstanding shall immediately become due and payable in full, together with accrued interest thereon and all fees and other monetary payment Obligations of the Borrower accrued hereunder (including any amount payable pursuant to Section 2.15), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) the Borrower shall provide cash collateral for outstanding undrawn Letters of Credit in the manner described in Section 2.05(j) and (iii) the Total Commitments shall be immediately terminated.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender an unused commitment fee (an “Unused Commitment Fee”), which shall accrue at the Applicable Commitment Fee Rate on the daily amount of the excess of (i) such Revolving Credit Lender’s Revolving Credit Commitment over

(ii) such Revolving Credit Lender’s Revolving Credit Exposure (excluding such Revolving Credit Lender’s Swingline Exposure) during the period from and including the Effective Date to, but excluding, the date on which any such Revolving Credit Commitment terminates. Accrued Unused Commitment Fees shall be calculated quarterly in arrears and payable on the last Business Day of each March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate. All Unused Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit (the “Letter of Credit Fee”), which shall accrue at the same Applicable Interest Rate Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans on the average daily amount of such Revolving Credit Lender’s L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Borrowings) during the period from and including the Effective Date up to but excluding the later of the date on which such Revolving Credit Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Credit Lender ceases to have any L/C Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Borrowings) during the period from and including the Effective Date up to, but excluding, the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any L/C Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day and on the Revolving Credit Maturity Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within ten (10) days after demand. All fees under this Section 2.11(b) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees payable to the Administrative Agent pursuant to the Fee Letter to which the Administrative Agent is a party.

(d) All fees payable under this Section 2.11 shall be paid, on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to such Issuing Bank) and, in the case of facility fees and participation fees, for distribution by the Administrative Agent to the Revolving Credit Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans constituting each Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Base Rate plus the Applicable Interest Margin Rate for such Loan.

(b) The Loans constituting each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Interest Margin Rate for such Loan.

(c) Notwithstanding the foregoing, following the occurrence and during the continuance of an Event of Default, any principal of, or interest on any Loan or any fee or other monetary payment Obligation payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2.0% per annum plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.12 and (ii) in the case of any other Obligation that has become due and payable (but is unpaid), 2.0% plus the rate applicable to Base Rate Revolving Credit Loans as provided in paragraph (a) of this Section 2.12.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Credit Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Credit Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall, at any time and from time to time upon request of Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is notified by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing for such Interest Period shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as a Base Rate Borrowing. The Administrative Agent shall notify the Borrower as promptly as practicable of receipt of any notice from the Required Lenders referred to in paragraph (b) above of this Section 2.13. Any Lender delivering such notice shall be deemed to be an “Affected Lender” for purposes hereof until such Lender delivers to the Administrative Agent and the Borrower a withdrawal of such notice.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the Issuing Banks; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then subject to paragraphs (c) and (d) of this Section 2.14, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then subject to paragraphs (c) and (d) of this Section 2.14, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount(s) necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, and the basis for the calculation thereof as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or such Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or (e) any deemed sale and purchase of participations pursuant to a Revolving Credit Facility Increase in accordance with Section 2.01(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense sustained by such Lender (or its Affiliates) as a result of such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall include any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan to the Borrower, but shall exclude any loss of anticipated Applicable Interest Rate Margin that would have accrued following such event with respect to each such Eurodollar Loan but for the occurrence of such event. A certificate of any Lender setting forth any amount(s) that such Lender is entitled to receive and the basis for the calculation thereof pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return, if any, reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to any Indemnified Tax or Other Tax (including by application of any treaty, the benefits of which such Lender is entitled), with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office) and at such other times as may be necessary in the reasonable determination of the Borrower or the Administrative Agent, (i) two original copies of Internal Revenue Service Form W-8BEN, W-8IMY (with the required attachments) or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Code to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under this Agreement, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN, W-8IMY (with the required attachments) or W-8ECI pursuant to clause (i) above of this Section 2.16(e), a Certificate of Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under this Agreement. Each Lender that is not a Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent) two duly completed copies of United States Internal Revenue Form W-9 (or applicable successor form) unless it establishes to the satisfaction of the Borrower that the Lender is otherwise eligible for an exemption from backup withholding tax or other applicable withholding tax. Each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence required to be provided pursuant to the first two sentences of this Section 2.16(e), whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8IMY (with the required attachments), W-8ECI or W-9 or a Certificate of Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under this Agreement, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. Notwithstanding any other provision of this Section 2.16(e), a Foreign Lender shall not be required to deliver any form pursuant to this Section 2.16(e) that such Foreign Lender is not legally able to deliver.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall promptly notify the Borrower of such refund and promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Borrowings, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices set forth in Section 9.01, except (i) payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and (ii) payments pursuant to Sections 2.14, 2.15, 2.16, and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of paragraph (f) of this Section 2.17, all payments and other amounts received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Borrowings, interest, fees and other monetary payment Obligations then due hereunder, as applicable, shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal and unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Borrowings then due to such parties and (iii) third towards payment of any other monetary payment Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Borrowings or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Borrowings and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in L/C Borrowings and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Borrowings and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) of this Section 2.17 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Borrowings to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) of this of this Section 2.17 shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Guaranteed Obligations after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.17(b), the Administrative Agent may, and, upon either (A) the written direction of the Required Lenders or (B) the acceleration of the monetary payment Obligations pursuant to

Article VII, shall, apply all payments in respect of any Guaranteed Obligations in the following order:

(i) first, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(ii) second, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

(iii) third, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuing Banks;

(iv) fourth, to pay Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuing Banks;

(v) fifth, to pay interest then due and payable in respect of the Loans and L/C Borrowings;

(vi) sixth, to pay or prepay principal amounts on the Loans and L/C Borrowings (provided, that all such amounts to be applied to the Revolving Credit Facility shall first be applied to repay any outstanding Swingline Loans), to provide cash collateral for outstanding undrawn Letters of Credit in the manner described in Section 2.05(j) and to pay Hedging Obligations owing to any Hedging Creditor and Cash Management Obligations owing to any Guaranteed Party, ratably to the aggregate principal amount of such Loans, L/C Borrowings and undrawn Letters of Credit, Hedging Obligations and Cash Management Obligations; and

(vii) seventh, to the ratable payment of all other Guaranteed Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Guaranteed Obligation described in any of clauses (i) through (vii) above, the available funds being applied with respect to any such Guaranteed Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Guaranteed Obligations ratably, based on the proportion of the Administrative Agent’s, each Lender’s, each Hedging Creditor’s, each Issuing Bank’s and each other holder of a Guaranteed Obligation’s interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in clauses (i) through (vii) above may at any time and from time to time be changed by the agreement of the Required Lenders and, to the extent that each Class is not equally affected thereby, with the additional agreement of the Required Class Lenders with respect to each affected Class, without necessity of notice to or consent of or approval by the Borrower, any Guaranteed Party that is not a Lender or an Issuing Bank or by any other Person that is not a Lender or an Issuing Bank. The order of priority set forth in clauses (i) through (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Required Lenders.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or as a result of any Lender’s assignment to an Affiliate of such Lender or an Approved Fund pursuant to Section 9.04(b), or if any Lender is an Affected Lender, then such Lender shall, upon the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if such designation or assignment (i) would be reasonably expected to eliminate or reduce amounts payable pursuant to Sections 2.14 or 2.16 in the future or result in such Lender or its assignee, as applicable, not being an Affected Lender; and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or as a result of any Lender’s assignment to an Affiliate of such Lender or an Approved Fund pursuant to Section 9.04(b), or (ii) any Lender is a Defaulting Lender or (iii) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of this Agreement or any other Loan Document requires the consent of all of the Lenders or of any Class of Lenders and with respect to which the Required Lenders or the Required Class Lenders, as applicable, shall have granted their consent (provided that for the purposes of this clause (iii), each of the percentages specified in the definitions of “Required Lenders” and “Required Class Lenders” shall be deemed, in each such case, to be increased to 75% and each such definition shall be construed accordingly), then the Borrower may, at its sole expense and effort (other than in the case of a default by a Defaulting Lender, in which case such Lender shall be responsible for all reasonable out-of-pocket costs of the Borrower), upon notice to such Lender and the Administrative Agent, (x) prepay such Lender in full or (y) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee selected by the Borrower and approved by the Administrative Agent (such approval not be unreasonably withheld or delayed) in accordance with Section 9.04, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Borrowings and Swingline Loans, accrued interest thereon, accrued fees and all other amounts (including any amount required to be paid under Section 2.15) payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment would be reasonably expected to result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Extension of Maturity Date.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Revolving Credit Lenders and/or the Term Lenders, as applicable) not earlier than 60 days and not later than 35 days prior to each anniversary of the Effective Date up to and including the fifth anniversary of the Effective Date, each an “Extension Date”), request that each applicable Lender extend the Revolving Credit Maturity Date and/or the Term Loan Maturity Date for an additional one year from the applicable

Maturity Date then in effect hereunder (the “Existing Maturity Date”); provided that in no event shall a Maturity Date be extended beyond April 30, 2017.

(b) Lender Elections to Extend. Each applicable Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is ten (10) Business Days after receipt of notice from the Administrative Agent of the Borrower’s request for an extension (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each such Lender that determines to so extend the applicable Maturity Date, being an “Extending Lender” and each applicable Lender that determines not to so extend the applicable Maturity Date, being a “Non-Extending Lender”, in each case, with respect to the applicable Facility). In the event that an applicable Lender does not so advise the Administrative Agent on or before the Notice Date such applicable Lender shall be deemed to be a Non-Extending Lender. The election of any applicable Lender to agree to such extension shall not obligate any other applicable Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each applicable Lender’s determination under this Section no later than the date fifteen (15) days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. If (and only if) the Required Class Lenders have agreed to extend the Maturity Date of their respective Facility then in effect hereunder, the Borrower shall have the right within 90 days after notification by the Administrative Agent pursuant to Section 2.19(c) to replace each Non-Extending Lender with, and add as “Revolving Credit Lenders” or “Term Lenders”, as applicable, under this Agreement, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 2.18(b); provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the date of the Assignment and Assumption, undertake (i) in the case of Additional Commitment Lenders in respect of the Revolving Credit Facilty, a Revolving Credit Commitment (and, if any such Additional Commitment Lender is already a Revolving Credit Lender, its Revolving Credit Commitment shall be in addition to any other Revolving Credit Commitment of such Revolving Credit Lender hereunder on such date) and (ii) in the case of Additional Commitment Lenders in respect of the Term Loan Facilty, Term Loans (and, if any such Additional Commitment Lender is already a Term Lender, its Term Loans shall be in addition to any other Term Loans of such Term Lender hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the Required Class Lenders have agreed so to extend the Maturity Date of their respective Facility then in effect hereunder as described in this Section 2.19, then, effective as of such Extension Date, the Maturity Date of the applicable Facility with respect to each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date in respect of such Facility (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Revolving Credit Lender” or a “Term Lender”, as applicable, for all purposes of this Agreement; provided, however, that there shall be no change in the applicable Maturity Date solely to the extent it relates to any Non-Extending Lender that has not been replaced by an Additional Commitment Lender (each a “Non-Replaced Lender”).

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, each extension of any Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on such Extension Date and after giving effect thereto;

(ii) the representations and warranties of the Borrower set forth in Article III (excluding, solely for the purposes of any extension of any Maturity Date, Section 3.04(c)) of this Agreement shall be true and correct in all material respects (except that to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects) on and as of such Extension Date, as applicable, except to the extent expressly referring only to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(iii) on the applicable Maturity Date with respect to each Non-Replaced Lender, the Borrower shall prepay any Loans (together with all interest and fees payable thereon) outstanding on such date (and pay any additional amounts required pursuant to Section 2.15) to the extent necessary to repay, nonratably, the Loans of such Non-Replaced Lenders and the Commitment, if any, of such Non-Replaced Lenders shall be terminated. The Commitment percentages of the remaining applicable Lenders shall be revised as of such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.17 or 9.02 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders as follows:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except, in each case, where the failure to do so, individually or in the aggregate, has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect. Schedule 3.01(a) sets forth as of the date hereof each Subsidiary of the Borrower (separately identifying each Insurance Subsidiary). Schedule 3.01(b) sets forth as of the date hereof the name, address of principal place of business and taxpayer identification number of the Borrower.

SECTION 3.02. Authorization; Enforceability. The Loan Documents and the transactions contemplated thereby are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action on the part of the Loan Parties party thereto. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts; Ranking. (a) Immediately prior to the initial extensions of credit hereunder and at all other times thereafter to the extent required by Section 4.02, the Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except as have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect; (ii) do not violate any applicable law (including ERISA (but only to the extent that ERISA applies to the Plans) and Environmental Laws) or regulation or any order of any Governmental Authority except as have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect; (iii) do not violate the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries; (iv) will not violate any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries except as has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect; and (v) will not result in the creation or imposition of any Lien (except any Lien permitted by Section 6.02) on any asset of the Borrower or any of its Subsidiaries.

(b) Each Loan ranks pari passu in right of payment with each other Loan (except as provided herein) and, for bankruptcy purposes, with all other unsubordinated, non-credit enhanced and unsecured Indebtedness of the Borrower.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ending December 30, 2006, reported on by PricewaterhouseCoopers, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in conformity with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (B) above of this Section 3.04(a).

(b) The Borrower has heretofore furnished to the Lenders projections (the “Projections”) as of and for the period between fiscal year beginning 2007 and fiscal year ended 2011. Such projections were prepared by management of the Borrower in good faith based on assumptions that the Executive Officers believe are reasonable as of the date hereof.

(c) Since December 30, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties; Insurance. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to their business, taken as a whole, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, is validly licensed or otherwise has the right to use, all trademarks, trade names, copyrights, patents and other intellectual property and property rights that are material to its business, and the use thereof by the Borrower and its Subsidiaries does not and will not violate the rights of any other Person, except for any such violations that, individually or in the aggregate, has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect. No claim is pending and, to the knowledge of the Borrower, no claim has been asserted by any person challenging or questioning the use of any such trademark, trade name, copyright, patent or other intellectual property or proprietary rights except as has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect.

(c) The Borrower maintains, with financially sound and reputable insurance companies, on its own behalf and on behalf of its Subsidiaries, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to matters that, individually or in the aggregate, do not, and would not reasonably be expected to, result a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements; No Default. (a) Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect.

(b) As of the date hereof, the Effective Date and on each other date required by Section 4.02, no Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries (i) has timely filed or caused to be filed all Tax returns and reports required to have been filed (taking into account any extension of time in which to file) and (ii) has paid or caused to be paid all Taxes required to have been paid by it, except in the case of each of clauses (i) and (ii) of this Section 3.09, (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required under GAAP or (b) to the extent that the failure to do so has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has resulted, or could reasonably be expected to result, in a Material Adverse Effect. The Borrower and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and, with respect to the Plans, are in compliance in all material respects with the presently applicable provisions of ERISA and the Code and have not incurred any liability to the PBGC (other than to make contributions, pay annual PBGC premiums or pay out benefits in the ordinary course of business) and none of the foregoing have resulted, or would reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.11. Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, as one of its important activities, in the business of extending credit for the purpose of carrying any margin stock (as such term is defined in Regulation U of the Board as in effect from time to time). No part of the proceeds of the Loans or Letters of Credit issued to the Borrower will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in violation of the provisions of Regulations T , U or X (or any successor regulations) of the Board.

SECTION 3.12. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

SECTION 3.13. Disclosure. To the knowledge of the Borrower, as of the date of this Agreement (a) no reports, financial statements, certificates or other information (other than any Projections, forecast or opinion) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contain any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (b) all projections, forecasts and opinions contained in such reports, financial statements, certificates and other information were prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IV

Conditions

SECTION 4.01. Conditions to Initial Credit Event. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02) prior to, concurrently with or immediately after the making of such extension of credit on the Effective Date, of each of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received from the Borrower the following:

(i) this Agreement, duly executed and delivered by the Borrower, the Administrative Agent and the Lenders, together with, for the account of each Lender requesting the same, one or more Promissory Notes of the Borrower conforming to the requirements set forth herein;

(ii) written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (x) Sullivan & Cromwell LLP, counsel for the Borrower, substantially in the form of Exhibit H-1 and (y) the Borrower’s internal counsel, substantially in the form of Exhibit H-2;

(iii) a certificate, dated the Effective Date and signed by the President, a Vice President or an Executive Officer of the Borrower, that the Borrower is in compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02;

(iv) a certificate from the chief financial officer of the Borrower to the effect that, as of the Effective Date, before and immediately after giving effect to the consummation of the Loans to be made on the Effective Date, to the repayment of the Indebtedness outstanding under the Existing Credit Agreement and to the payment of all estimated legal, accounting and other fees related thereto, the Borrower and each Significant Subsidiary (other than the Securitization SPV) is and will be Solvent;

(v) a copy of the articles or certificate of incorporation (or equivalent organizational document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of such Loan Party;

(vi) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent organizational document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s board of directors approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (D) that there have been no changes in the certificate of incorporation (or equivalent organizational document) of such Loan Party from the certificate of incorporation (or equivalent organizational document) delivered pursuant to paragraph (v) above;

(vii) such information as may be reasonably required by the Lenders pursuant to the requirements of the USA Patriot Act, as described in Section 9.15; and

(viii) such other documents as the Administrative Agent may reasonably request relating to the Borrower, its Subsidiaries, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received evidence reasonably satisfactory to it that, simultaneously with the making of the initial Borrowings hereunder, the Existing Credit Agreement shall be terminated, all amounts thereunder shall be simultaneously paid in full.

(c) The Administrative Agent and the Arrangers, as the case may be, shall have received all costs, fees, expenses (including reasonable and documented out-of-pocket fees and expenses of one counsel) and other compensation then payable to the Administrative Agent, the Arrangers and the Lenders, including pursuant to the Fee Letters. All amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date. Invoices shall have been presented for all expenses.

SECTION 4.02. Conditions to Each Credit Event. The several obligation of each Lender, including the Swingline Lender, to make a Loan on the occasion of any Borrowing (including any Borrowing made on the Effective Date), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (each a “Credit Event”), is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in Article III (excluding, solely for the purposes of any Credit Event occurring on any date following the Effective Date, Section 3.04(c)) of this Agreement shall be true and correct in all material respects (except that to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Event, as applicable, except to the extent expressly referring only to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

SECTION 4.03. Conditions to Each Commitment Increase Date. In addition to the conditions specified in Section 2.01(c), each increase in the Revolving Credit Facility and the Term Loan Facility is subject to the satisfaction prior to or concurrently with the making of such extension of credit on the Commitment Increase Date of each of the following conditions:

(a) The Administrative Agent shall have received on or prior to the Commitment Increase Date each of the following, each dated as of such Commitment Increase Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance satisfactory to the Administrative Agent:

(i) written commitments duly executed by existing Lenders (or their Affiliates or Approved Funds) or Eligible Assignees in an aggregate amount equal to the amount of the proposed Incremental Term Loan or Revolving Credit Facility (as agreed between the Borrower and the Administrative Agent but in any case not to exceed, in the aggregate, the maximum amount set forth in Section 2.01(c) and, in the case of each such Eligible Assignee that is not an existing Lender, an assumption agreement in form and substance satisfactory to the Administrative Agent and duly executed by the Borrower, the Administrative Agent and such Eligible Assignee;

(ii) an amendment to this Agreement (including to Schedule 2.01), effective as of such Commitment Increase Date and executed by the Borrower and the Administrative Agent, to the extent necessary to implement terms and conditions of such Incremental Term Loan or Revolving Credit Facility as agreed by the Borrower and the Administrative Agent;

(iii) an opinion of counsel for the Borrower and, if any, each Subsidiary Guarantor, addressed to the Administrative Agent, the Lenders and the Issuing Banks and in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) such other documents as the Administrative Agent may reasonably request.

(b) There shall have been paid to the Administrative Agent, for the account of itself and the Lenders, as applicable, all fees and expenses (including reasonable and documented fees and expenses of counsel) due and payable on or before such Commitment Increase Date.

(c) The conditions precedent set forth in Section 4.02 shall have been satisfied both before and after giving effect to such Incremental Term Loan or Revolving Credit Facility.

(d) Such Incremental Term Loan or Revolving Credit Facility shall have been made on the applicable terms and conditions set forth in Section 2.01(c).

ARTICLE V

Affirmative Covenants

Until the Lenders’ Total Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all L/C Borrowings shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent for distribution to the Lenders (as provided in Section 9.01) or, in the case of clause (g), to the Administrative Agent and the relevant Lender:

(a) not later than 120 days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 30, 2007, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis, as of such dates and for such periods, in conformity with GAAP; provided that delivery within the time frame specified above of copies of Borrower’s Annual Report on Form 10-K filed with the SEC shall satisfy the requirements of this paragraph (a) of this Section 5.01;

(b) not later than (x) in the case of the fiscal quarter ending March 30, 2007, May 25, 2007 and (y) in the case of each fiscal quarter thereafter, the earlier of (i) 60 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower and (ii) five (5) Business Days after the filing thereof with the SEC, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis, as of such dates and for such periods, in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided that delivery within the time frame specified above of copies of Borrower’s Quarterly Report on Form 10-Q filed with the SEC shall satisfy the requirements of this paragraph (b) of this Section 5.01;

(c) concurrently with any delivery of financial statements under paragraph (a) or clause (y) of paragraph (b) of this Section 5.01, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Financial Officer has knowledge of a Default that has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) demonstrating, in reasonable detail, compliance with the financial ratios or requirements set forth in Sections 6.01(h), 6.02(g), and 6.07, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under paragraph (a) of this Section 5.01, a certificate substantially in the form attached as Exhibit I of the accounting firm that reported on such financial statements (provided that such certificate may be limited to the extent required by accounting rules or guidelines);

(e) to the extent the same are not publicly available, promptly after the filing or distribution thereof, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or distributed by the Borrower to its shareholders generally;

(f) promptly after any Executive Officer of the Borrower shall have knowledge that Moody’s, Fitch or S&P have announced a change in the Credit Rating or in the rating established or deemed to have been established for the Facilities, written notice of such rating change; and

(g) reasonably promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent for distribution to the Lenders prompt written notice (which in any event shall be furnished within (i) in the case of paragraph (a) below, 10 Business Days and (ii) in the case of paragraphs (b) through (d) below, thirty (30) days) of the following:

(a) the Borrower having knowledge of any Default that has occurred, unless the Borrower has previously provided such notification;

(b) the Borrower having knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof and that such action, suit or proceeding, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the Borrower having knowledge of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred and are then outstanding, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $75,000,000; and

(d) any Executive Officer’s having knowledge of any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of an Executive Officer setting forth a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Notwithstanding the foregoing, the Borrower shall not be required to provide a notice referred to in Section 5.02(b), (c) or (d) with respect to the occurrence of an event described therein if such event has been disclosed by the Borrower on Form 8-K filed with the SEC within 30 days of the occurrence of such event.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for failures to do so which, individually or collectively, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, that, if not paid, individually or collectively, would result, or would reasonably be expected to result, in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required under GAAP.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of their businesses in good working order and condition, ordinary wear and tear excepted, except for failures that would not reasonably be expected to, result in a Material Adverse Effect. The Borrower will maintain, with reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in conformity with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Requisite Lenders (which, in the case of any such representatives that are accountants, shall be an accounting firm of nationally recognized standing that is reasonably acceptable to the Borrower), upon reasonable prior notice (and in any event to be permitted within ten (10) Business Days of the Borrower receiving such notice in writing) and without causing material disruption, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (subject to confidentiality obligations of the Borrower or its Subsidiaries); provided, however, that so long as no Default or Event of Default has occurred and is continuing, (a) no more than one (1) visitation or inspection shall be made in any Fiscal Year and (b) the visitations and/or inspections by or on behalf of the Administrative Agent or the Requisite Lenders shall respectively be at the Administrative Agent’s or the Requisite Lenders’ own expense.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws (including ERISA (but only to the extent that ERISA applies to the Plans) and Environmental Law), rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans and the Revolving Credit Loans shall be used on and following the Effective Date for financing the repurchase of shares of capital stock of the Borrower pursuant to the Share Repurchase Program, for the refinancing of the Existing Credit Agreement (on the Effective Date) and for the Borrower’s and its Subsidiaries’ general corporate and working capital purposes (including making acquisitions). Letters of Credit will be issued only to support the Borrower’s and its Subsidiaries’ general corporate and working capital or statutory capital purposes (including making acquisitions).

SECTION 5.09. Subsidiary Guarantors. The Borrower may from time to time, at the Borrower’s sole discretion, designate in writing to the Administrative Agent any Subsidiary of the Borrower as a Subsidiary Guarantor, and the Borrower shall promptly cause such Subsidiary to (a) deliver to the Administrative Agent such duly-executed Guaranty or supplements and amendments to the Guaranty, as applicable, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that such Subsidiary guarantees, as primary obligor and not as surety, the full and punctual payment when due of the Guaranteed Obligations or any part thereof, (b) take such other actions necessary or advisable to ensure the validity or continuing validity of the guarantees given pursuant to clause (a) above, and (c) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants and Financial Covenants

Until the Lenders’ Total Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all L/C Borrowings shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not permit any Subsidiary that is not a Subsidiary Guarantor or an Insurance Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(b) Indebtedness under the Securitization, provided that the aggregate principal component of amounts outstanding thereunder shall not, in the aggregate, exceed $850,000,000 (regardless of the amount of accounts receivable securitized or collateralized thereunder);

(c) Indebtedness under intercompany loans made to any such Subsidiary that is a wholly owned Subsidiary by the Borrower or any Subsidiary;

(d) Guarantees by any such Subsidiary with respect to Indebtedness of another Subsidiary, in each case to the extent permitted by Section 6.01(c).

(e) Indebtedness which may be deemed to exist with respect to Hedging Contracts permitted by Section 6.04;

(f) Indebtedness that may exist in respect of deposits or payments made by customers or clients of such Subsidiaries;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence; and

(h) Indebtedness not otherwise permitted by paragraphs (a) through (g) of this Section 6.01, the aggregate outstanding principal amount of which as of the date of any incurrence thereof shall not exceed 20% of the Consolidated Net Worth of the Borrower as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent pursuant to Sections 5.01(a) or 5.01(b), as applicable.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, and additions thereto (but not beyond the scope of the original Lien) and proceeds and replacements thereof, provided that such Liens shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens solely on any deposits, advances, contractual payments, including implementation allowances, or escrows made or paid by the Borrower or any of its Subsidiaries to or with customers or clients in the ordinary course of business;

(d) Liens arising pursuant to, or assignments in connection with, the Securitization with respect to the Receivables and Related Assets securitized thereunder;

(e) deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements and regulatory or statutory restrictions imposed on Insurance Subsidiaries;

(f) Liens of any Subsidiary in favor of the Borrower or any Subsidiary Guarantor; and

(g) Liens not otherwise permitted by paragraphs (a) through (f) of this Section 6.02 securing Indebtedness not prohibited by Section 6.01 the aggregate outstanding principal amount of which, as of the date of any incurrence thereof, shall not exceed 15% of the Consolidated Net Worth of the Borrower as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent pursuant to Sections 5.01(a) or 5.01(b), as applicable.

SECTION 6.03. Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the continuing or surviving Person;

(b) any Subsidiary may merge into any wholly-owned Subsidiary in a transaction (i) in which the surviving entity is a wholly-owned Subsidiary or (ii) where simultaneously with such transaction, the continuing surviving Person shall become a wholly-owned Subsidiary; provided, in the case of any merger with any Subsidiary Guarantor, such Subsidiary Guarantor will be the continuing or surviving Person;

(c) any Subsidiary that is not a Subsidiary Guarantor may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another wholly-owned Subsidiary; and

(d) any Subsidiary that is not a Subsidiary Guarantor may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.04. Change in Nature of Business; Swap Agreements. (a) Except as otherwise permitted herein, the Borrower will not, and will not permit its Subsidiaries to, alter materially the character or conduct of the business conducted by such Persons as of the date hereof and activities directly related or incidental thereto and similar or related businesses.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except solely for the purposes of hedging or mitigating bona fide risks to the Borrower or such Subsidiary with respect to its business or assets.

SECTION 6.05. Transactions with Affiliates. (a) The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) on terms and conditions not in the aggregate less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis if the Affiliate were an unrelated third party and (ii) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate.

(b) The foregoing paragraph (a) of this Section 6.05 shall not prohibit, to the extent otherwise permitted under this Agreement, (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and other benefit plans, (ii) loans or advances to employees, officers, consultants or directors of the Borrower or any Subsidiary, (iii) the payment of fees and indemnities to directors, officers and employees of the Borrower and the Subsidiaries in the ordinary course of business, (iv) any agreements with employees and directors entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) sales of Equity Interests of the Borrower to its Affiliates, and (vi) the Securitization and transfers of Receivables and Related Assets (or interests therein) pursuant to the terms of the Securitization Documents.

SECTION 6.06. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets for the purpose of securing Indebtedness under any credit or debt facilities (including any credit agreement, note purchase agreement or indenture) or commercial paper facilities, in an aggregate principal amount of not less than $1,500,000,000 and Indebtedness with respect to Swap Agreements and cash management obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or to Guarantee Indebtedness of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order (in each case, having the force of law), by this Agreement, by the Senior Notes Indenture or by the Securitization Documents with respect to the Securitization SPV and/or any Receivables and Related Assets securitized thereunder, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.06 (but shall apply to any extension, renewal, amendment or modification thereof that materially expands the scope of such restrictions or conditions, taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale or disposition of any assets or Subsidiary; provided such sale or disposition is not prohibited hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to any Lien permitted by this Agreement if the restrictions or conditions do not apply to any property or assets other than the property or asset subject to such Lien, (v) clause (a) of the foregoing shall not apply to customary provisions in leases (including prohibitions contained therein on a Lien on the lease or the property subject to the lease) and other contracts (including restrictions on assignment), (vi) the foregoing shall not apply to regulatory restrictions and conditions imposed on the Insurance Subsidiaries, (vii) the foregoing shall not apply to restrictions contained in any instrument governing Indebtedness or Equity Interests of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Equity Interests were issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments as in effect on the date of acquisition, (viii) the foregoing shall not apply to restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business, (ix) the foregoing shall not apply to customary restrictions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder, and (x) the foregoing shall not apply to any restrictions imposed by contracts or leases entered into in the ordinary course of business by any Person acquired by the Borrower or any of its Subsidiaries with such Person’s customers, lessors or suppliers and not in connection with or in contemplation of the acquisition of such Person by the Borrower or such Subsidiary of the Borrower, which restrictions are not applicable to any Person, or the property or assets of any Person, other than the property or assets of the Person so acquired.

SECTION 6.07. Financial Covenants. (a) Leverage Covenant. The Borrower will not permit the ratio of (i) Consolidated Total Debt as of the last day of any fiscal quarter, or as of the date of any Credit Event (after giving effect thereto), to (ii) Consolidated EBITDA for the last four fiscal quarters ending on or before such date to be greater than 3.5:1.

(b) In calculating the ratio set forth in Section 6.07(a), pro forma effect shall be given to any acquisitions or dispositions that occur during the applicable reference period, or thereafter and on or prior to the reporting date with respect thereto, as if they had occurred on the first day of the applicable reference period or as of the last day of the applicable quarter, as the case may be.

ARTICLE VII

Events of Default

If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Borrowing when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article VII) payable under this Agreement or any Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate or statement or other document furnished pursuant to Articles II, IV or V of this Agreement or any amendment, modification or waiver of this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall prove to have been incorrect in any respect) when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.03 (with respect to the Borrower’s existence), 5.06 or 5.08 or in Article VI;

(e) the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article VII) and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the day an Executive Officer of the Borrower first has knowledge of such failure and (ii) the Administrative Agent giving notice thereof to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any waiver or applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, other than at the election of the Borrower or any Subsidiary, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, after giving effect to any waiver or applicable grace period; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary Guarantor or the debts thereof, or a substantial part of the assets thereof, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary Guarantor or for a substantial part of the assets thereof, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final, non-appealable judgments (i) for the payment of money in an aggregate amount in excess of $100,000,000 (except to the extent covered by insurance or other right of reimbursement or indemnification), or (ii) which result, or would reasonably be expected to result, in a Material Adverse Effect, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed or bonded pending appeal; or

(l) an ERISA Event shall have occurred and shall be outstanding that, when taken together with all other ERISA Events that have occurred and are then outstanding, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000,000, individually or in the aggregate;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Lenders’ Total Commitments, and thereupon such Total Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other monetary Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article VII, the Lenders’ Total Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and all other monetary payment Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent; The Agents

SECTION 8.01. Appointment and Authority. Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Platform or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authorized by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval of the Borrower (not to be unreasonably withheld) so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty

(30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower, the Issuing Banks and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring and Swingline Lender and (y) the retiring Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agents or the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as the Administrative Agent, the Swingline Lender, a Lender or any Issuing Bank hereunder.

SECTION 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any

Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

SECTION 8.10. Guaranty Matters. The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 8.10. In each case as specified in this Section 8.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Subsidiary Guarantor from its obligations under the Guaranty in accordance with Section 9.14(a), this Section 8.10, and the terms of the Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, Attention of Chief Financial Officer (Telecopy No. (201) 269-2874), with a copy to the Attention of Vice President Treasurer (Telecopy No. (201) 269-1051);

(ii) if to the Administrative Agent, (A) for purposes of Committed Loan Notices and payments, Bank of America, N.A., Credit Services, 101 N. Tryon, Mail Code: NC1-001-04-39, Charlotte, NC, 28255, Attention of Sally Bixby (Telecopy No. (704) 719-8876; Telephone No. (704) 387-9482; email address Sally.A.Bixby@bankofamerica.com), and, if applicable, to the following account:

Bank of America, N.A.

New York, NY

ABA#026009593

Account #:1366212250600

Account Name: Corporate Credit Services

Ref: Medco Health Solutions, Inc.

or (B) for all other purposes, to Bank of America, N.A., 1455 Market Street, Mail Code: CA5-701-05-19, San Francisco, CA 94103, Attention of Kevin Ahart (Telecopy No. (415) 503-5000; Telephone No. (415) 436-2750; email address kevin.ahart@bankofamerica.com);

(iii) if to an Issuing Bank, (A) to Bank of America, N.A., One Fleet Way, Scranton, PA 18507, Attention of Brian Gibbons (Telecopy No. (570) 330-4187; Telephone No. (570) 330-4319; email address brian.j.gibbons@bankofamerica.com) or (B) to JPMorgan Chase Bank, N.A., Standby Letters of Credit Department, 10420 Highland Manor Drive, Tampa, FL, 33610, Attention of Stephen Carew (Telecopy No. 813-432-5161 or 813-432-5162; Telephone No. (813) 432-6332), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Stephanie Parker (Telecopy No. (212) 270-0529), as applicable, or to such other address as furnished to the Administrative Agent and the Borrower by such Issuing Bank;

(iv) if to the Swingline Lender, to Bank of America, N.A., Credit Services, 101 N. Tryon, Mail Code: NC1-001-04-39, Charlotte, NC, 28255, Attention of Sally Bixby (Telecopy No. (704) 719-8876; Telephone No. (704) 387-9482; email address Sally.A.Bixby@bankofamerica.com), and, if applicable, to the following account:

Bank of America, N.A.

New York, NY

ABA#026009593

Account #:1366212250600

Account Name: Corporate Credit Services

Ref: Medco Health Solutions, Inc.

(v) and if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and financial statements required to be furnished hereunder by the Borrower may be furnished by means of posting to an IntraLinks site to which the Administrative Agent and each Lender has been granted access; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or the applicable Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the earlier of (i) date of receipt and (ii) (if applicable) three (3) Business Days following the sending thereof by registered mail.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) increase the maximum aggregate amount of Swingline Loans or L/C Obligations permitted to be outstanding hereunder without the written consent of the Required Revolving Credit Lenders and (in the case of such increase to the maximum aggregate amount of L/C Obligations) the applicable Issuing Bank, (iii) reduce the principal amount of any Loan or L/C Borrowing or reduce the rate of interest thereon (other than a waiver of default interest arising under Section 2.08(b)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iv) postpone the Maturity Date or the scheduled date of payment of any interest on any Loan, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (v) change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (vi) release any Subsidiary Guarantor from its guarantee obligations under the Guaranty (except as permitted by Section 9.14) without the written consent of each Lender, (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (viii) change the allocation between any optional prepayments of Term Loans and Revolving Credit Loans, without the written consent of the applicable Required Class Lenders affected thereby; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be; provided, further, that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement to cure any ambiguity, typographical error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuing Bank; provided, further, that the Borrower and the Administrative Agent may enter into any amendment necessary to implement the terms of an Incremental Term Loan or Revolving Credit Facility Increase in accordance with the terms of this Agreement without the consent of any Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable, documented, out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, and each Related Party of any of the foregoing Persons, reasonably including the reasonable fees, charges and disbursements of one counsel, reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses and expenses related to the use of IntraLinks, in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, waivers, modifications or extensions (including amendments, waivers, modifications or extensions proposed by the Borrower) of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the Borrower shall not be required (except in connection with the primary syndication of the Loans) to pay any fees and expenses incurred by the Administrative Agent, the Arrangers or any Related Parties of any of the foregoing Persons incurred in connection with an assignment or participation of any rights or obligations of a Lender hereunder unless initiated by the Borrower under Section 2.18(b) other than as a result of a default by the Lender; (ii) all reasonable, documented, out-of-pocket expenses reasonably incurred by any Issuing Bank (without duplication of amounts described in Section 2.11(b)) in connection with the issuance, amendment, waiver, modification or extension (including proposed amendments, waivers, modifications, renewals or extensions) of any Letter of Credit or any demand for payment thereunder; and (iii) all out-of-pocket expenses reasonably incurred by the Administrative Agent, any Issuing Bank, any Lender and the Arrangers, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank, any Lender and the Arrangers in connection with the enforcement or protection of its rights under and in connection with this Agreement or the Loan Documents, including its rights under this Section or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable, documented, out-of-pocket expenses reasonably incurred in connection with any workout proceedings, enforcement costs and documentary taxes or negotiations in respect of such Loans or Letters of Credit. All amounts due under this clause (a) shall be payable not later than 30 days after written demand therefor.

(b) The Borrower shall indemnify the each Agent, each Issuing Bank, each Lender, the Arrangers and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all reasonable and documented out-of pocket costs, losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with any actual or threatened third-party claim, litigation, investigation or proceeding (a “Third-Party Claim”), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, relating to (i) the execution or delivery of the commitment letter (the “Commitment Letter”) dated as April 4, 2007, by and among the Company, Bank of America, N.A., Banc of America Securities LLC, and each other Arranger, and each Fee Letter, the performance by the parties thereto of their respective obligations thereunder or any other matters or transactions contemplated thereby, (ii) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit that it issued if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; provided that the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee. Upon receipt of notice of any Third-Party Claim, the Indemnitee shall promptly notify the Borrower thereof. The Borrower, in its sole discretion, upon written notice to the Indemnitee(s), may elect to defend (or may at any time assume the defense of) and may, with the consent of the Indemnitee(s) (such consent not to be unreasonably withheld), settle or compromise any such Third-Party Claim, using counsel appointed by Borrower, which counsel shall be reasonably satisfactory to the Indemnitee, if such settlement or compromise would result in the full release of Indemnitee from any liability arising thereof, or with the consent of the Indemnitee (not to be unreasonably withheld). No Indemnitee may compromise or settle or consent to the entry of judgment or determination of liability with respect to a Third-Party Claim for which it is seeking indemnification hereof, without the consent of Borrower. All amounts due under this paragraph (b) shall be payable not later than 30 days after written demand therefor.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, (i) each Lender severally agrees to pay to the Administrative Agent, as the case may be, and (ii) each Revolving Credit Lender severally agrees to pay to such Issuing Bank or the Swingline Lender, as the case may be, respectively, such Lender’s Applicable Percentage with respect to the Facilities and such Revolving Credit Lender’s Applicable Percentage with respect to the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such respective unpaid amounts; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or any Swingline Lender in its capacity as such. All amounts due under this paragraph (c) shall be payable promptly after written demand therefor.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

SECTION 9.04. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.04(b), (ii) by way of participation in accordance with the provisions of Section 9.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(f). Any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 9.04(b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default under paragraphs (a), (b), (h) or (i) of Article VII has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except for the following:

(A) the consents required by subsection (b)(i)(B) of this Section;

(B) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under paragraphs (a), (b), (h) or (i) of Article VII has occurred and is continuing at the time of such assignment or (2) to the extent such assignment is an assignment of Term Loans, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(D) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit issued by such Issuing Bank (whether or not then outstanding); and

(E) the consent of the Borrower (unless an Event of Default under paragraphs (a), (b), (h) or (i) of Article VII has occurred and is continuing at the time of such assignment) and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. If the assignee is not a Lender, such assignee shall deliver to the Administrative Agent (with a copy to the Borrower) an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Promissory Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any Issuing Bank, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Sections 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time, without the consent of the Borrower or the Administrative Agent (except as may be required under Section 9.04(b)(iii) in connection with an assignment resulting from an enforcement of a pledge or security interest) pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Promissory Note, if any) to secure obligations of such Lender to (i) an Eligible Assignee or (ii) a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as Issuing Bank or Swingline Lender. Notwithstanding anything to the contrary contained herein, (i) at any time Bank of America, N.A. may upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or, upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender and (ii) at any time JP Morgan Chase, N.A. and Bank of America, N.A. may each upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the existing Issuing Bank or Swingline Lender, as the case may be. In the event any Issuing Bank resigns, it shall retain all the rights, powers, privileges and duties of such Issuing Bank hereunder with respect to all Letters of Credit issued by such Issuing Bank outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05). In the event a Swingline Lender resigns, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the Borrower and the resigning Issuing Bank or Swingline Lender, as the case may be, to effectively assume the obligations thereof with respect to such Letters of Credit.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents in effect constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Subject as provided in paragraph (b) below, each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or in any pending legal or administrative proceeding (in which case the applicable party agrees to inform the Borrower promptly thereof in advance, if permitted by applicable law), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates. For the purposes of this paragraph, “Information” means all information received from the Borrower or any of its Affiliates relating to the Borrower or its business in connection with the facilities for the Loans in connection with the performance by the Administrative Agent, the Issuing Banks and the Lenders, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Affiliates; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Notwithstanding the provisions of Section 9.12(a) or anything to the contrary set forth herein, each party to this Agreement (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of this Agreement and the transactions contemplated hereby.

(c) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Subsidiary Guarantors.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any disposition permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release any guarantee obligations under any Loan Document of any Subsidiary Guarantor being disposed of in such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when the principal and interest with respect to all Loans and all other monetary payment Obligations which are then due and payable have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release all guarantee obligations under any Loan Document of any Subsidiary Guarantor. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if within 180 days after such release (or such longer period under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect during which any payment in respect of the Guaranteed Obligations guaranteed thereby can be annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid) any portion of any payment in respect of the Guaranteed Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made; provided, however, that any such reinstated guarantee shall be released immediately upon the Guaranteed Obligations being indefeasibly paid in full.

SECTION 9.15. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MEDCO HEALTH SOLUTIONS, INC., as Borrower

By:	/s/ Walter D. Hosp
Name: Walter D. Hosp
Title: Vice President and Treasurer

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

BANK OF AMERICA, N.A., individually as Administrative Agent

By:	/s/ Kevin L. Ahart
Name: Kevin L. Ahart
Title: Assistant Vice President

BANK OF AMERICA, N.A., individually as a Lender, as an Issuing Bank and as Swingline Lender

By:	/s/ Joseph D. Corah
Name: Joseph D. Corah
Title: Senior Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

CITICORP NORTH AMERICA, INC., individually as a Lender and as a Co-Syndication Agent

By:	/s/ Peter Kettle
Name:	Peter Kettle
Title:	Director

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually as a Lender, as an Issuing Bank and as a Co-Syndication Agent

By:	/s/ Stephanie Parker
Name: Stephanie Parker
Title: Executive Director

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

MIZUHO CORPORATE BANK, LIMITED, individually as a Lender and as a Documentation Agent

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Deputy General Manager

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, individually as a Lender and as a Documentation Agent

By:	/s/ Lillian Kim
Name: Lillian Kim
Title: Authorized Signatory

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Ming Chu
Name: Ming Chu
Title: Vice President

By:	/s/ Heidi Sandquist
Name: Heidi Sandquist
Title: Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ David A. Buck
Name: David A. Buck
Title: Senior Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA as a Lender

By:	/s/ Gregory E. George
Name: Gregory E. George
Title: Managing Director

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

SCOTIABANC, INC. as a Lender

By:	/s/ William E. Zarrett
Name: William E. Zarrett
Title: Managing Director

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

BARCLAYS BANK PLC. as a Lender

By:	/s/ Nicholas Bell
Name: Nicholas Bell
Title: Director

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Iain Stewart
Name: Iain Stewart
Title: Managing Director

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ Robert Taylor
	Name:	Robert Taylor
	Title:	Senior Vice President

By:	/s/ Barbara Peters
	Name:	Barbara Peters
	Title:	Assistant Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION., as a Lender

By:	/s/ Timothy J. Hornickle
	Name:	Timothy J. Hornickle
	Title:	Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION., as a Lender

By:	/s/ Megan Donnelly
	Name:	Megan Donnelly
	Title:	Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

WILLIAM STREET CREDIT CORPORATION, as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Assistant Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

KEY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sukanya V. Raj
	Name:	Sukanya V. Raj
	Title:	Vice President & Portfolio Manager

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

FORTIS CAPITAL CORP. as a Lender

By:	/s/ John W. Deegan
	Name:	John W. Deegan
	Title:	Senior Vice President

By:	/s/ Douglas Riahi
	Name:	Douglas Riahi
	Title:	Managing Director

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kirk Tesch
	Name:	Kirk Tesch
	Title:	Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

SUNTRUST BANK, as a Lender

By:	/s/ Mark D. Mattson
	Name:	Mark D. Mattson
	Title:	Managing Director

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

THE BANK OF NEW YORK, as a Lender

By:	/s/ John M. Lokay, Jr.
	Name:	John M. Lokay, Jr.
	Title:	Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

US BANK, N.A., as a Lender

By:	/s/ Thomas A. Heckman
	Name:	Thomas A. Heckman
	Title:	Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

REGIONS BANK, as a Lender

By:	/s/ Craig Gardella
	Name:	Craig Gardella
	Title:	Senior Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

FIRST TENNESSEE BANK, N.A., as a Lender

By:	/s/ Bob Nieman
	Name:	Bob Nieman
	Title:	Senior Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Peter J. Hallan
	Name:	Peter J. Hallan
	Title:	Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

BNP PARIBAS, as a Lender

By:	/s/ Berangere Allen
	Name:	Berangere Allen
	Title:	Vice President

By:	/s/ Walter Kaplan
	Name:	Walter Kaplan
	Title:	Managing Director

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

FIFTH THIRD BANK, as a Lender

By:	/s/ George B. Davis
	Name:	George B. Davis
	Title:	Vice President

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

FIRST COMMERCIAL BANK NEW YORK AGENCY, as a Lender

By:	/s/ Bruce Ju
	Name:	Bruce Ju
	Title:	SVP & General Manager

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

CHANG HWA COMMERCIAL BANK, LTD., as a Lender

By:	/s/ Jim C.Y. Chen
	Name:	Jim C.Y. Chen
	Title:	VP & General Manager

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

HUA NAN COMMERCIAL BANK, LOS ANGELES BRANCH, as a Lender

By:	/s/ Oliver C.H. Hsu
	Name:	Oliver C.H. Hsu
	Title:	VP & General Manager

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]

BANK OF TAIWAN, LOS ANGELES BRANCH, as a Lender

By:	/s/ Ton Yuan Yeh
	Name:	Ton Yuan Yeh
	Title:	VP & General Manager

[SIGNATURE PAGE TO MEDCO HEALTH SOLUTIONS, INC. CREDIT AGREEMENT]